                                                                EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            SIMULATION SCIENCES INC.

                         Pursuant to Section 245 of the
                 General Corporate Law of the State of Delaware

         Simulation Sciences Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Simulation Sciences Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 4, 1996.

         2. The amendment and restatement of the Certificate of Incorporation was proposed by the Corporation's Board of Directors and was duly approved by the stockholders of the Corporation by written consent given in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

         3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         4. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                        I

         The name of the corporation (the "Corporation") is Simulation Sciences Inc.

                                       II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                       III

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
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                                       IV

         The corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock". The number of shares of Common Stock is 90,000,000, $.001 par value, and the number of shares of Preferred Stock is 5,000,000. The Preferred Stock shall be issued in series. The first such series shall be designated Series A Preferred Stock and shall consist of 5,000,000 shares, $.001 par value per share. The Series A Preferred Stock is referred to hereinafter as the "Preferred Stock."

         Immediately upon the filing of this Certificate of Incorporation each three (3) outstanding shares of the Company's Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock and each three (3) outstanding shares of the Company's Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Preferred Stock. Such combination shall be effected on a holder basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share.

         The following is a statement of the designations powers, privileges, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating to the Preferred Stock:

         1. Dividends. The holders of the then outstanding shares of the Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends, at the rate of $.08 per share per annum, and payable upon (i) repurchase of such Preferred Stock; (ii) liquidation pursuant to Section 2 hereof; (iii) upon the Closing of the corporation's first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation; or (iv) conversion of the Preferred Stock as expressly provided in Section 4 (a); provided, however, in no event shall the holder receive an amount on account of such accrued and unpaid dividends upon
(x) the repurchase of the Preferred Stock or upon a liquidation pursuant to
Section 2 herein, such that the aggregate amount received would exceed $1.00 per share (such amount to be equitably adjusted whenever there should occur a stock-split, combination, reclassification or other similar event affecting the Common Stock), or (y) the offering described in subpart (iii) above, such that the aggregate offering price of the shares of Common Stock in such offering into which each share of Preferred Stock would be converted as of that date, plus the accrued and unpaid dividends, would exceed $1.00 per share (such amount to be equitably adjusted whenever there should occur a stock-split, combination, reclassification or other similar event affecting the Common Stock), or (z) the conversion of the Preferred Stock such that the fair market value of the shares of Common Stock received by the holder for each share of Preferred Stock, plus the amount of cash or Common Stock, if any, paid on account of the dividends would exceed $1.00 per share (such amount to be equitably adjusted whenever there should occur a stock-split, combination, reclassification or other similar event affecting the Common Stock). The fair market value of a share of Common Stock shall mean (i) if the Common Stock is publicly traded, the average over the preceding twenty (20) trading days of the mean of the closing bid and asked prices on the



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over-the-counter market as reported by NASDAQ, or, if then traded on a national securities exchange or the National Market System, the average over the preceding twenty (20) trading days of the mean of the high and low prices on the principal national securities exchange or the National Market System on which it is so traded over the preceding twenty (20) trading days, and (ii) if the Common Stock is not publicly traded, then as agreed upon by the corporation and a majority in interest of the holders of the Preferred Stock. If no such agreement is reached within thirty (30) days, the fair market value shall be determined by appraisal.

         2.       Liquidation, Dissolution or Winding Up.

                  (a) Preference - Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, holders of each share of Preferred Stock shall be entitled to be paid first out of the assets of the corporation available for distribution to holders of the corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock, an amount equal to the greater of (i) $1.00 per share of Preferred Stock, plus all accrued and unpaid dividends thereon up to and including the date of full payment; or (ii) such amount per share of Preferred Stock as would have been payable had each such share, plus all accrued and unpaid dividends thereon, subject to the limitation on the payment of dividends set out in Section 1 hereof, been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 hereof subject to the same adjustments as provided in Section 4 herein, up to and including the date of full payment. If the assets of the corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of the amount thus distributable, then the entire assets of the corporation available for such distribution shall be distributed ratably among the holders of the Preferred Stock. After such payment shall have been made in full to the holder of the Preferred Stock or funds necessary for such payment shall have been set aside by the corporation in trust for the account of holders of the Preferred Stock so as to be available for such payment, holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall then be distributed ratably among the holders of the Common Stock.

                  (b) A consolidation or merger (other than consolidation or merger in which the holders of voting securities of the corporation immediately before the consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, possessing more than 50% of the voting power of such surviving or acquiring corporation or parent party) of the corporation or a sale of all or substantially all of the assets of the corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 2; provided, however, in the event of a consolidation, merger or sale of substantially all the assets of the corporation in exchange for the equity securities of the acquirer, the holders of the Preferred Stock shall receive the greater of a payment under Section 2(a)(i) or 2(a)(ii).



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                  (c) Each holder of Preferred Stock shall have the right to elect the benefits of the provisions of Section 4(g) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the corporation pursuant to this Section 2. The election procedures shall be as provided in Section 4(g) hereof.

                  (d) Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation.

         3. Voting Power. Except as otherwise expressly provided in Section 7 hereof, or as required by law, each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Preferred Stock could be converted, pursuant to the provisions of
Section 4 hereof at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Preferred Stock and Common Stock shall vote together as a class on all matters.

         4. Conversion Rights. The holders of the Preferred Stock shall have the following conversion rights:

                  (a) General. Subject to and in compliance with the provisions of this Section 4, any shares of the Preferred Stock and the accrued and unpaid dividends upon the election of the holder, may, at the option of the holder, be converted at any time or from time to time into fully-paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4 (b)) by the number of shares of Preferred Stock being converted, and then payment of accrued but unpaid dividends to be paid either (i) in cash or (ii) into shares of Common Stock by converting the accrued and unpaid dividends at the then fair market value of such Common Stock as determined in Section 1 herein. The method of payment of the dividends as provided in (i) and (ii) above shall be at the election of the corporation.

                  (b) Applicable Conversion Rate. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $1.00 by the Applicable Conversion Value, calculated as provided in
Section 4(c).

                  (c) Applicable Conversion value. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with
Section 4(d) hereof, shall be $1.00.

                  (d) Adjustments to Applicable Conversion Value.

                     (i) Upon Sale of Common Stock. If the corporation shall, while there are any shares of Preferred Stock outstanding, issue or sell shares of its Common Stock without



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consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be adjusted to an amount determined by multiplying the Applicable conversion Value by a fraction:

                  (A) the numerator of which shall be (a) the number of shares of Common Stock outstanding and the number of shares of Common Stock subject to issuance pursuant to any convertible securities, warrants, options, subscription rights or purchase rights outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration received by the corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value, and

                  (B) the denominator of which shall be (a) the number of shares of Common Stock outstanding and the number of shares of Common Stock subject to issuance pursuant to any convertible securities, warrants, options, subscription rights or purchase rights outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of such additional shares of Common Stock so issued.

         The corporation's issuance of up to an aggregate of 5,000,000 shares of Common Stock, or options exercisable therefor, pursuant to any stock purchase or stock option plan or other employee incentive program approved by the Board of Directors to the corporation's employees, directors or officers, the shares of Common Stock pursuant to the conversion of the Preferred Stock and accrued and unpaid dividends thereon, and the exercise of the four-year warrants to purchase 1,315,789 shares of the corporation's Common Stock or any adjustments thereto, shall not be deemed an issuance of additional shares of Common Stock and shall have no effect on the calculations contemplated by this Section 4 (d) except as specifically otherwise set forth herein.

         Except as discussed in the preceding paragraph, for the purposes of this Section 4 (d), the issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share (as hereinafter determined) which may be received by the corporation for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 4(d) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided. Any adjustment of the Applicable Conversion Value with



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respect to this paragraph which relates to warrants, options, subscriptions or purchase rights with respect to shares of Common Stock shall be disregarded if and when all of such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions or purchase rights, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or canceled warrants, options, subscriptions or purchase rights not been issued. For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the corporation shall be determined as follows:

                  (A) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the corporation for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

                  (B) The "Net Consideration Per Share" which may be received by the corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities.

         For purposes of this Section 4(d), if a part or all of the consideration received by the corporation in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this Section 4(d) consists of property other than cash, the value of such contribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation, whereupon such value shall be given to such consideration and shall be recorded on the books of the corporation with respect to receipt of such property.

         This Section 4(d) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4(d)(ii)).

                (ii) Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value (and all other conversion values set forth in Section (d) (i) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion



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Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

                  (e) Dividends. In the event the corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 4(i)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

                  (f) Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted (taking into account all accrued and unpaid dividends and interest with respect to such Preferred Stock) immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (g) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the corporation with or into another corporation, or the sale of all or substantially all of the corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock



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issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustment of the Applicable Conversion Value then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         Each holder of Preferred Stock upon the occurrence of a capital reorganization, merger or consolidation of the corporation, or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 4 (g), shall have the option of electing treatment of his shares of Preferred Stock under either this Section 4(g) or Section 2 hereof, notice of which election shall be submitted in writing to the corporation at its principal offices no later than five (5) days before the effective date of such event, but, if a holder fails to make any election, he shall be deemed to have elected the benefits of Section 2 hereof.

                  (h) Accountant's Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the corporation will furnish each holder of Preferred Stock with a certificate, prepared by its chief financial officer showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. Upon the request of the holders of a majority of either series of the Preferred Stock, the corporation will cause its independent public accountants to confirm the accuracy of such adjustment or readjustment.

                  (i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the corporation at its principal office, and shall give written notice to the corporation at that office that such holder elects to convert such shares and whether such holder elects to convert the accrued and unpaid dividends or to take cash in payment of the accrued and unpaid dividends. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the corporation or in blank. The date when such written notice is received by the corporation, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date." Immediately upon receipt of such notice, but in any event within 3 days after the Conversion Date, the corporation shall deliver notice to the holder who has elected to convert setting forth its election to pay the accrued but unpaid dividends in cash or to convert the accrued but unpaid dividends into shares of Common Stock. As promptly as practicable, in any event within 15 days after the conversion Date, the corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock and, if so elected, upon the conversion of the accrued and unpaid dividends thereon, in accordance with the provisions of this Section 4, or, if not electing to convert such accrued and unpaid dividends, then



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cash in the amount of all accrued and unpaid dividends on such shares of
Preferred Stock, whether or not earned or declared, up to and including the Conversion Date, and cash, as provided in Section 4 (j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (j) Cash in Lieu of Fractional Shares. No Factional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

                  (k) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the corporation shall execute and deliver to or on the order of the holder, at the expense of the corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.

                  (l) Reservation of Common Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         5.       Mandatory Conversion.

                  (a) Mandatory Conversion. The Preferred Stock shall be converted into fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock, without election by the holders thereof, upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation from which the gross cash proceeds to the corporation are not less than $10 million, and in which the price per share is at least $2.00 per share (such amount to be equitably adjusted whenever there should occur a stock-split



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combination, combination, reclassification or other similar event affecting the
Common Stock) ("Qualified Public Offering") or on December 17, 1999, if the Preferred Stock then remains outstanding. The conversion of the Preferred Stock pursuant to this Section 5 shall be on the terms and subject to the provisions of Section 4 herein.

                  (b) Mandatory Conversion Notice. At least 30 days before any Qualified Public Offering, written notice (the "Mandatory Conversion Notice") shall be mailed, postage prepaid, to each holder of record of each share of Preferred Stock which is to be converted, at its address shown on the records of the corporation; provided, however, that the giving of such Mandatory Conversion Notice shall not affect the conversion rights of such holder pursuant to
Section 4; provided, further, that the giving of such Mandatory Conversion Notice shall not affect the rights of such holder pursuant to any agreement between the corporation and such holder with respect to such holder's right to cause the corporation to repurchase such Preferred Stock. The Mandatory Conversion Notice shall contain the following information:

                    (i) a statement that it is the intention of the corporation to effect a Qualified Public Offering, together with a copy of the preliminary prospectus as filed with the Securities and Exchange Commission therefor,

                    (ii) the number of shares of Preferred Stock held by the holder and the number of shares of Common Stock to be received by such holder upon the conversion of such Preferred Stock,

                    (iii) the expected date of the closing of the Qualified Public offering, and

                    (iv) that the holder is to surrender to the corporation, at the place designated therein, its certificate or certificates representing the shares of Preferred Stock to be converted.

         6. No Reissuance of the Preferred Stock. No share or shares of the Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

         7.       Restrictions and Limitations.

                  (a) Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the corporation directly or indirectly owns at the time more than 50% of the voting power of such corporation or trust) to, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock, each share of Preferred Stock to be entitled to one vote in each instance:

                    (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of the corporation (except for those



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
shares repurchased from officers, directors or employees under agreements requiring such persons to sell such shares to the corporation, at cost, on termination of their relationship with the corporation or its subsidiaries);

                    (ii) Authorize or pay any cash dividend in respect to the Common Stock;

                    (iii) Authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the Preferred Stock as to liquidation preferences, conversion rights, voting rights or otherwise, provided, however, that in no event shall this provision restrict the issuance of Common Stock; or

                    (iv) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the corporation or any subsidiary thereof, or any consolidation or merger involving the corporation or any subsidiary thereof, or any reclassification or other change of shares, or any recapitalization or any dissolution, liquidation or winding up of the corporation.

                    (b) The corporation shall not amend its Articles of Incorporation without the approval by vote or written consent by the holders of at least a majority of the then outstanding Preferred Stock, each share of Preferred Stock to be entitled to one vote in each instance, if such amendment would change any of the rights, preferences, privileges or limitations provided for herein for the benefit of any Preferred Stock. Without limiting the generality of the next preceding sentence, the corporation will not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then outstanding Preferred Stock if such amendment would:

                    (i) Change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of any other capital shares of the corporation; or

                    (ii) Reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary, liquidation, dissolution or winding up of the corporation, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of any other capital Shares of the corporation or change the dividend rights of the holders of Preferred Stock; or

                    (iii) Cancel or modify the conversion rights of the holders of Preferred Stock provided for in Section 5 herein.

         8. No Dilution or Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the corporation (a) will no, increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the corporation may validly and legally issue fully paid and nonassessable shares on the conversion of all Preferred Stock from time to time outstanding, (c) will not issue any shares of any class which is senior to or on a parity with the Preferred Stock as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up of the corporation, and (d) will not transfer all substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the corporation (if the corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of the Preferred Stock set forth herein.

         9. Notices of Record Date. In the event of (a) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (a) any capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation, or any transfer of all or substantially all of the assets of the corporation to any other corporation, or any other entity or person, or

                  (b) any voluntary or involuntary dissolution, liquidation or winding up of the corporation, then and in each such event the corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying
(i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

                                        V

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       VI

         Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                       VII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                      VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 11th day of October, 1996.

                                            SIMULATION SCIENCES INC.

                                            By /s/ Charles R. Harris
                                               -------------------------------
                                                 Charles R. Harris
                                                 President and Chief Executive
                                                 Officer